Exhibit 99.1
International Wire Announces First Quarter 2009 Results
Camden, NY — May 7, 2009 — International Wire Group, Inc. (ITWG.PK) today announced its results for the first quarter ended March 31, 2009. First quarter 2009 results were significantly below first quarter 2008 levels. As a result, operating income, income from continuing operations and net income for the three months ended March 31, 2009 decreased from first quarter 2008 levels.
“In the first quarter, our sales and operating results were impacted by lower customer demand across all major products and markets that began in the fourth quarter of 2008. The recessionary effects in the U. S. and Europe have resulted in weak end user demand. Our operating income for the first quarter of 2009 was well below that of the prior year period, as our plants were underutilized,” said Rodney D. Kent, Chief Executive Officer of International Wire Group, Inc. “We have made significant headcount reductions and have idled two plants. We continue to make cost and capacity adjustments based on sales demand. In the current difficult economic environment, we continue to maintain an appropriate cushion of liquidity with over $56 million of liquidity as of March 31, 2009.”
First Quarter Results
Net sales for the quarter ended March 31, 2009 were $101.3 million, a decrease of 50.9%, or $105.2 million, compared to $206.5 million for the same period in 2008. This decrease was primarily due to a lower selling price of copper, decreased volume, lower customer pricing/mix (including silver, nickel and tin prices), and the impact of a stronger U.S. dollar versus the euro. The sales decrease was partially offset by a lower proportion of tolled copper (customer-owned copper, the value of which is excluded from net sales and cost of sales). Excluding the effects of lower copper prices and a lower proportion of tolled copper, net sales decreased $62.5 million versus the prior year period level. This decrease resulted from $56.7 million, or 34.6%, of lower volume, (despite $4.4 million in the 2009 period contributed by the Global Wire acquisition), $3.2 million of lower customer pricing/mix and $2.6 million of unfavorable currency effect in the Europe segment. Total pounds of product sold in the first quarter of 2009 declined by 31.4% compared to the first quarter of 2008.
Operating income for the three months ended March 31, 2009 was $3.7 million compared to $13.4 million for the three months ended March 31, 2008, a decrease of $9.7 million, or 72.4%, due to lower sales volume and plant utilization in all three reporting segments. Operating income for the Bare Wire segment of $2.2 million was $5.2 million, or 70.3%, lower than in the comparable 2008 period, due to lower sales volume and plant utilization and higher depreciation, partially offset by higher customer pricing/mix. Operating income for the High Performance Conductors segment of $1.8 million was $2.6 million, or 59.1%, lower than in the 2008 period primarily due to the effects of lower sales volume and plant utilization and reduced customer pricing including lower metals prices. Operating income for the Europe segment of $0.0 million was $1.8 million, or 100.0%, below the 2008 period level as a result of reduced sales volume, increased copper costs as a percent of sales and an unfavorable currency exchange impact.
Net income of $1.0 million, or $0.10 per basic and diluted share, for the three months ended March 31, 2009 decreased by $6.2 million, or $0.63 per basic share and $0.61 per diluted share, from the prior year period level of $7.2 million, or $0.73 per basic share and $0.71 per diluted share. The decrease was due primarily to lower operating income, which was partially offset by a lower effective tax rate.
Net debt (total debt less cash) was $81.2 million as of March 31, 2009, representing a $0.2 million increase from December 31, 2008 and a $7.2 million decrease from March 31, 2008.
Conference Call
International Wire Group, Inc. will hold a conference call to discuss its first quarter 2009 results on May 20, 2009 at 11:00 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 99000849. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 and referencing Conference ID number 99000849 until 11:59 p.m. Eastern Time on May 27, 2009.
About International Wire Group, Inc.
International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers, distributors and original equipment manufacturers. Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products currently at 17 facilities located in the United States, Belgium, France and Italy.
Forward-Looking Information is Subject to Risk and Uncertainty
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “plans,” “estimates,” or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
ITWG-G
Contact
International Wire Group, Inc.
Glenn J. Holler
Senior Vice-President, Chief Financial Officer and Secretary
314-238-1322

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